                                                                   EXHIBIT 99
                                                                   ----------

May 17, 2002

COMPANY PRESS RELEASE

SIBONEY CORPORATION ANNOUNCES STOCKHOLDER APPROVAL OF AMENDMENTS

St. Louis - May 17, 2002 - Siboney Corporation (OTC BB: SBON) announced at its Annual Meeting held on May 16, 2002, stockholder approval of an amendment to the Company's Articles of Incorporation and an amendment to the Company's Incentive Stock Option Plan.

The amendment to the Articles of Incorporation increased the total number of shares the Company is authorized to issue from 21,366,694 to 101,366,694 and the number of shares of Common Stock authorized from 20,000,000 to 100,000,000. In seeking shareholder approval, the Company's Board of Directors stated that the increase would provide additional shares for possible future issuance for any corporate purpose which may include, without limitation, financing transactions, acquisitions, and employee benefit plans. Except for issuances under the Company's stock option plans, the Company has no present agreement, arrangement or understanding with respect to any such transactions.

The amendment to the Stock Option Plan increased the shares available for issuance under the plan from 1,600,000 to 2,400,000 shares in aggregate. The Board stated that such increase would allow the Company to provide additional incentive to employees by encouraging them to acquire shares of the Company's common stock, thereby increasing the employees' interest in the success of the Company.

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Siboney Corporation, St. Louis
Tim Tegeler, 314-822-3163